EXHIBIT 1

ACTION BY WRITTEN CONSENT
OF THE MAJORITY STOCKHOLDER
OF TROPICANA ENTERTAINMENT INC.

Pursuant to Section 228(a) of the Delaware General Corporation Law (the "DGCL") and the certificate of incorporation and bylaws of Tropicana Entertainment, Inc., a Delaware corporation (the "Company"), the undersigned, being the holder of at least a majority of the outstanding capital stock of the Company (the "Stockholder"), hereby adopts and consents in writing to the resolutions set forth below, which actions shall be deemed to be adopted to the same extent and to have the same force and effect as if such resolutions were adopted by the vote of holders of outstanding capital stock having not less than the  minimum number of votes that would be necessary to authorize or take such action at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt such resolutions.  Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement (as defined below).
Approval of Asset Sale, Merger, Real Estate Purchase Agreement and Merger Agreement
WHEREAS, the Board has approved (i) the Purchase and Sale Agreement, dated as of April 15, 2018, by and between GLP Capital, L.P., a Pennsylvania limited partnership ("GLP"), and the Company (the "Real Estate Purchase Agreement"), and (ii) the Agreement and Plan of Merger, dated as of April 15, 2018, by and among Eldorado Resorts, Inc., a Nevada corporation ("Parent"), Delta Merger Sub, Inc., a Delaware corporation ("Merger Sub"), GLP and the Company (the "Merger Agreement");
WHEREAS, the Real Estate Purchase Agreement provides for, among other things, the sale of the Transferred Real Estate Assets (as defined in the Real Estate Purchase Agreement) to GLP in accordance with the terms of the Real Estate Purchase Agreement, which, together with the distribution, transfer or sale of the Aruba Operations and the Insight Disposition contemplated by the Merger Agreement, may be deemed to constitute a sale of substantially all of the assets of the Company (the "Asset Sale");
WHEREAS, the Merger Agreement provides for, immediately following the Asset Sale, the merger of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement and the DGCL, with the Company continuing as the surviving corporation of the Merger (the "Merger");
WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of the Company's common stock, par value $0.01 per share (the "Common Stock"), other than Dissenting Shares and all shares of Common Stock held or owned by Parent or Merger Sub, shall be cancelled and converted into the right to receive the Per Share Merger Consideration, subject to the terms of the Merger Agreement;
WHEREAS, the Stockholder has had an opportunity to review the proposed terms of the Real Estate Purchase Agreement and the Merger Agreement, the exhibits attached thereto, and other information regarding the Real Estate Purchase Agreement and the Merger Agreement, the transactions contemplated thereby, and other matters, documents, certificates, and agreements contemplated therein;
WHEREAS, in accordance with Section 271(a) of the DGCL, the Board has submitted the Real Estate Purchase Agreement to the Stockholder for approval and adoption and has recommended that the Stockholder adopt and approve the Real Estate Purchase Agreement and the Asset Sale; and
WHEREAS, in accordance with Section 251(c) of the DGCL, the Board has submitted the Merger Agreement to the Stockholder for approval and adoption and has recommended that the Stockholder adopt and approve the Merger Agreement and the Merger.
NOW, THEREFORE, BE IT:
RESOLVED, that the Real Estate Purchase Agreement and the Merger Agreement are hereby adopted and approved in all respects, and the Asset Sale and the Merger as set forth in the Real Estate Purchase Agreement and the Merger Agreement and all of the other transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement are hereby authorized and approved in all respects.

Waiver of Appraisal Rights

RESOLVED, that the Stockholder hereby acknowledges awareness and an understanding of the right to demand appraisal of its shares of Common Stock and dissent to the Merger pursuant to Section 262 of the DGCL and has received and had the opportunity to read a copy of such section and hereby waives all and shall not pursue any such appraisal rights.
Waiver of Notice Requirements
RESOLVED, that the Stockholder hereby waives any and all notice requirements applicable to the Asset Sale, the Merger, the Real Estate Purchase Agreement, the Merger Agreement and any of the transactions contemplated therein contained in or pursuant to the Company's bylaws or articles of incorporation, applicable law, and/or any contract between the Company and the Stockholder.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being the holder of at least a majority of the outstanding capital stock of the Company, has executed this Action by Written Consent of the Majority Stockholder of Tropicana Entertainment Inc. as of May 15, 2018.

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:  _______________________________________
 Name:
 Title: